EXHIBIT 99.1



FOR IMMEDIATE RELEASE                             CONTACT:

VALHI, INC.                                       STEVEN L. WATSON
THREE LINCOLN CENTRE                              VICE PRESIDENT AND
5430 LBJ FREEWAY, SUITE 1700                      SECRETARY
DALLAS, TEXAS  75240-2697                         (214) 450-4216
(214) 233-1700





                        VALHI ANNOUNCES EXECUTIVE CHANGES

     DALLAS, TEXAS . . . . July 1, 1994 . . . . Valhi, Inc. announced today that
Michael A. Snetzer has stepped down as President and will devote full-time to the operations of Medite Corporation, the Company's wholly-owned forest products subsidiary. Harold Simmons, Chairman and CEO of Valhi will assume Mr. Snetzer's Valhi duties.


     Mr. Simmons said "This change reflects my decision to place increased emphasis on the rapidly growing engineered products segment of our forest products company." As CEO of Medite, Mr. Snetzer is expected to continue the company's expansion in medium density fiberboard, an engineered wood product, which has grown from 37% of Medite's sales to approximately 70% of sales in the
last six years.   Medite has annual revenues of approximately $200 million and employs approximately 700 people at its plants in Oregon, New Mexico and the Republic of Ireland. Mr. Snetzer first became Chairman of Medite shortly after its acquisition in 1984.


     Valhi, Inc., headquartered in Dallas, Texas, is a diversified industrial management company engaged in the refined sugar, forest products, fast food and hardware products industries. Valhi is also engaged in the chemicals and titanium metals industries through its equity interests in two publicly-held affiliates, NL Industries, Inc. and Tremont Corporation. Valhi's common stock is traded on the New York and Pacific Stock Exchanges under the symbol "VHI".

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